Exhibit 4.4

_______________

Second Amendment of Warrant Agreement

Dated as of ______________, 2010

_______________

THIS SECOND AMENDMENT OF WARRANT AGREEMENT (“Amendment”), dated as of ______________, 2010, between BioTime, Inc., a California corporation (the “Company”), and American Stock Transfer & Trust Company (“Warrant Agent”), for the benefit of each Holder, amends that certain Warrant Agreement dated December 9, 2003, as amended by that certain Amendment of Warrant Agreement dated October 27, 2005 (the “Agreement”).

The Company has issued and outstanding 7,574,801 Warrants, consisting of 6,850,152 Original Warrants, the Standby Guaranty Warrants, the Additional Warrants that were issued in transactions registered under the Securities Act of 1933, as amended (the “Securities Act”), and 724,649 other warrants that were issued in transactions exempt from registration under the Securities Act.  The Company plans to register for sale under the Securities Act the 724,649 warrants that were issued without registration (the “2010 Registered Warrants”).

The Company proposes to permit Holders to exercise the Warrants at a discounted exercise price of $1.818 per Warrant Share until 11:59 p.m. on _________, 2010.

In consideration of the foregoing and for the purpose of defining the terms and provisions of the Warrants and the respective rights and obligations thereunder of the Company and each Holder, the Company agrees that the Agreement is amended by as follows:

Section 1.               Definitions.  Unless otherwise defined in this Amendment, all capitalized terms have the meaning ascribed to them in the Agreement.

(a)           “Discount Offer” means the Company’s offer to permit the Warrants to be exercised by Holders at the Discount Offer Warrant Price during the Discount Offer Period.

(b)           "Discount Offer Expiration Date" means __________, 2010 or such other date as the Company may determine.

(c)           "Discount Offer Period" means the period commencing on _______, 2010 and ending at 11:59 p.m. New York time on the Discount Offer Expiration Date.

(d)           “Discount Offer Warrant Price” means $1.818 per Warrant Share.

(e)           "Prospectus" means the Company's prospectus, dated _________, 2010, pertaining to the Warrants, as the same may from time to time be supplemented or amended.

(f)           “Warrants” means the Original Warrants, the Standby Guaranty Warrants, the Additional Warrants, and the 2010 Registered Warrants.

(g)           “Warrant Shares” means the Common Stock issuable upon the exercise of the Warrants.

Section 2.              Discount Offer.  The following provisions shall apply with respect to the exercise of Warrants during the Discount Offer Period only.

(a)           Discount Offer Warrant Price.  Subject to any adjustments required by Section 10, during the Discount Offer Period the Warrant Price shall be the Discount Offer Warrant Price.

(b)           The Warrant Agent will deposit all checks and other funds received by it for the payment of the Discount Offer Warrant Price in the Discount Offer into a segregated interest-bearing account of the Company pending distribution of Warrant Shares.  The interest earned on the account will belong to the Company.  Any funds received by the Warrant Agent from a Holder in excess of the aggregate Discount Offer Warrant Price payable for the Warrants Shares allocated to the Holder in the Discount Offer will be returned to the Holder without interest or deduction.

(c)           Notice of Guaranteed Delivery. A Warrant will be accepted for exercise during the Discount Offer Period if prior to 11:59 p.m. New York City time on the Discount Offer Expiration Date the Warrant Agent has received a notice of guaranteed delivery by facsimile (telecopy) or otherwise from a bank, trust company, or New York Stock Exchange member guaranteeing delivery of (i) payment of the full Discount Offer Warrant Price for the Warrant Shares to be purchased through exercise of the Warrants, and (ii) a properly completed and executed Warrant Certificate.  The Warrant Agent will not honor a notice of guaranteed delivery unless a properly completed and executed Warrant Certificate and full payment for the Warrant Shares is received by the Warrant Agent by the close of business on the third business day after the Discount Offer Expiration Date.

(d)           Number of Warrants Deemed Exercised.  If during the Discount Offer Period a Holder does not indicate the number of Warrant Shares being purchased through the exercise of Warrants, or does not deliver full payment of the Discount Offer Warrant Price for the number of Warrant Shares indicated as being purchased through the exercise of Warrants, then such Holder will be deemed to have exercised Warrants to purchase the maximum number of Warrant Shares determined by dividing (x) the total Discount Offer Warrant Price so paid, by (y) the Discount Offer Warrant Price per Warrant Share; provided, that such number shall not exceed the maximum number of Warrant Shares that may be purchased through the exercise of the Warrant Certificate delivered to the Warrant Agent.

(e)           Payment by Wire Transfer.  The Warrant Agent may accept payment by wire transfer if arrangements satisfactory to the Warrant Agent and the Company are made by the Holder.

(f)            Revocation of Exercise.  A Holder may not revoke the exercise of their Warrants in the Discount Offer except as provided in paragraph (g) of this Section.

(g)           Termination; Extension; Modification of Discount Offer.  The Company may, in its sole discretion, upon notice to the Warrant Agent: (a) terminate the Discount Offer; (b) extend the Discount Offer Expiration Date to a later date; or (c) amend or modify the terms of the Discount Offer.

(i)             If the Company materially amends the terms of the Discount Offer, an amended prospectus will be distributed to each Holder of record of Warrants and to each person who previously exercised any of their Warrants in the Discount Offer and to whom Warrant Shares have not yet been distributed.  An extension of the Discount Offer Expiration Time for up to 21 days will not be deemed an amendment or modification of the Discount Offer.  If a Holder exercised Warrants prior to the amendment or within four business days after the mailing of the amended prospectus and Warrant Shares have not yet been distributed to that Holder, that Holder will be given the opportunity to confirm the exercise of its Warrants by executing and delivering a consent form.

(ii)            If a Holder exercised Warrants in the Discount Offer before or within four days after mailing of an amended prospectus relating to an amendment of the Discount Offer and the Holder fails to deliver, in a proper and timely manner, a properly executed consent form, that Holder will be deemed to have rejected the amended terms of the Discount Offer and will be deemed to have elected to revoke in full the exercise of its Warrants.  If an exercise of Warrants is so revoked, the full amount of the exercise price paid by the Holder will be returned to the Holder.

(iii)           If a Holder’s executed Warrant and the exercise price is received by the Warrant Agent more than four days after the mailing of an amended prospectus, the Holder will be deemed to have accepted the amended terms of the Discount Offer in connection with the exercise of its Warrants.

Section 3.              Delivery of Prospectus and Other Documents.  The Warrant Agent shall deliver a Prospectus, a letter from the President of the Company to the Holders, a return envelope addressed to the Warrant Agent, and such other documents and information as the Company may provide concerning the Discount Offer.  The Warrant Agent shall also provide copies of the Prospectus and other documents prepared by the Company to Holders and other persons upon request.

(a)           The Company will provide the Warrant Agent with a sufficient number of Prospectuses as the Warrant Agent may require.

(b)           The Company has provided to the Warrant Agent the following documents that the Warrant Agent shall deliver to brokers, dealers, commercial banks, trust companies and other nominee holders of Warrants: (i) a letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees; (ii) a letter to the clients of nominee holders described in clause (i); and (iii) a Notice of Guaranteed Delivery.

Section 4.              Notices; Principal Office.  Any notice pursuant to the Agreement, as amended hereby, by the Company or by any Holder to the Warrant Agent, or by the Warrant Agent or by any Holder to the Company, shall be in writing and shall be delivered in person, or mailed first class, postage prepaid (a) to the Company, at its office, Attention: Secretary or (b) to the Warrant Agent, at its offices as designated at the time the Warrant Agent is appointed.  The address of the principal office of the Company is 1301 Harbor Bay Parkway, Suite 100, Alameda, California 94502.  Any notice mailed pursuant to the Agreement, as amended hereby, by the Company or the Warrant Agent to the Holders shall be in writing and shall be mailed first class, postage prepaid, or otherwise delivered, to such Holders at their respective addresses on the books of the Company or the Warrant Agent, as the case may be.  Each party hereto and any Holder may from time to time change the address to which notices to it are to be delivered or mailed hereunder by notice to the other party.

Section 5.               Effect of Amendment.  Except as amended hereby, all provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the day and year first above written.

BIOTIME, INC.

By:

Name:
Title:

Attest:

By:
Name: Judith Segall
Title: Secretary

AMERICAN STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title: